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                                                              EXHIBIT 99.(a)(4)

                         IMPAC MORTGAGE HOLDINGS, INC.

  Offer to Exchange 11% Senior Subordinated Debentures Due February 15, 2004
                 for up to 5,000,000 Shares of its Common Stock

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THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 26,
1999, UNLESS EXTENDED (THE "EXPIRATION DATE").
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                                                               February 24, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     IMPAC Mortgage Holdings, Inc., a Maryland corporation (the "Company"), is offering, upon the terms and conditions set forth in the enclosed Offering Circular dated February 24, 1999 (the "Offering Circular") and the enclosed Letter of Transmittal relating to the offer (the "Exchange Offer"), to exchange its 11% Senior Subordinated Debentures due February 15, 2004 (the "Debentures") for up to 5,000,000 shares of its Common Stock, $.01 par value per share ("Common Stock") (including the associated Preferred Share Purchase Rights (the "Rights," and together with the Common Stock, the "Shares")). Unless the Rights become exercisable or separately tradeable prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights.

     The Company will determine an exchange price (the "Exchange Price") of no greater than 120% nor less than 105% of the average closing sales price of the Shares as reported by the American Stock Exchange ("AMEX") for the two trading day period ending two trading days prior to the Expiration Date (the "Average Price"), provided that the Exchange Price shall not exceed $7.00 per share.
By way of example, if the Expiration Date is not extended, the two trading days that will be used to determine the Average Price will be Monday, March 22, 1999 and Tuesday, March 23, 1999. The exact maximum principal amount of Debentures to be exchanged will be a function of the Average Price. The Company will exchange validly tendered Shares for a principal amount of Debentures equal to the number of Shares tendered at or below the Exchange Price multiplied by the Exchange Price. The Company will select as the final Exchange Price the lowest Exchange Price which would permit the maximum number of Shares to be exchanged in the Exchange Offer.

     The Exchange Offer will be conducted such that each stockholder will be able to specify the Exchange Price (in increments of 1%) that such stockholder is willing to accept in exchange for his or her Shares. Whether and to what extent a tendering stockholder will have his or her tendered Shares accepted for exchange in the Exchange Offer will depend on how the Exchange Price specified by such stockholder compares to Exchange Prices specified by other tendering stockholders. The Exchange Price specified by each tendering stockholder must be no greater than 120% nor less than 105% of the Average Price. The Company will, upon the terms and subject to the conditions of the Exchange Offer, determine the final Exchange Price, taking into account the number of Shares tendered and the Exchange Prices specified by tendering stockholders. The final Exchange Price will be announced by press release by the Company
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promptly after the Expiration Date. All Shares validly tendered at prices at or below the Exchange Price will be exchanged at the Exchange Price, subject to proration if the Exchange Offer is oversubscribed. Shares tendered at prices above the Exchange Price will be excluded from the Exchange Offer. Therefore, to maximize the possibility that Shares will be exchanged at the Exchange Price stockholders should check the box in the Letter of Transmittal marked "Shares Tendered at Exchange Price Determined by Dutch Auction" or indicate their minimum Exchange Price is 105%. The minimum number of Shares that may be exchanged is 100 Shares.

     The Exchange Offer is contingent upon the tender of at least 1,000,000 Shares at or below the Exchange Price. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will accept no more than 5,000,000 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. The Company reserves the right, in its sole discretion, to accept a greater or lesser number of Shares pursuant to the Exchange Offer. Shares validly tendered at or below the Exchange Price will be accepted on or promptly after the Expiration Date. The Exchange Offer is subject to a number of additional conditions and may be amended or withdrawn in certain circumstances. See the section of the Offering Circular entitled "The Exchange Offer--Conditions to and Amendment of the Exchange Offer."

     We are asking you to contact your clients for whom you hold Shares registered in your name or in the name of your nominee.

     The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Exchange Offer. However, you will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

     The Company will pay or cause to be paid all transfer taxes, if any, applicable to the exchange of Shares to it or its order, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee or who hold Shares registered in their own names, we are enclosing the following documents:

     1.   The Offering Circular;

     2.   A Letter of Transmittal (to be used to accept the Exchange Offer);

     3. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the Exchange Offer;

     4.   A Notice of Guaranteed Delivery;

     5.   A letter from the Company to the stockholders;
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     6.   Guidelines for Certification of Taxpayer Identification Number on
          Substitute Form W-9; and

     7.   A return envelope addressed to the Exchange Agent.

     WE URGE YOU TO FORWARD THIS INFORMATION TO YOUR CLIENTS AS SOON AS POSSIBLE. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 26, 1999, unless extended.

     A stockholder wishing to tender Shares pursuant to the Exchange Offer should (i) complete and execute the Letter of Transmittal (or facsimile thereof), and have the signature thereon guaranteed if required by the instructions thereof, and deliver such Letter of Transmittal, together with certificates representing the Shares to be tendered and any other required documents, to the Exchange Agent at or prior to the Expiration Date, or (ii) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. See the section of the Offering Circular entitled "The Exchange Offer--How to Tender."

     Stockholders who wish to tender their Shares pursuant to the Exchange Offer and (i) whose Share Certificates are not immediately available, or (ii) who cannot deliver their Share Certificates and Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, must tender their Shares according to the guaranteed delivery procedures set forth in the Exchange Offer under "The Exchange Offer--How to Tender."

     Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the above documents should be addressed to D.F. King & Co., Inc., call collect at (212) 269-5550.

                                    Very truly yours,


                                    IMPAC MORTGAGE HOLDINGS, INC.



Nothing contained herein or in the enclosed documents shall constitute you or any person as an agent of the Company or authorize you or any other person to use any document or make any representation on behalf of any of them with respect to the Exchange Offer not made in the Offering Circular or the Letter of Transmittal.